SECURITIES AND EXCHANGE COMMISSION

                   Washington, D. C.  20549



                             FORM 8-K


                          CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) February 11, 1994


                 LIBERTY NATIONAL BANCORP, INC.
               (Exact name of registrant as specified in charter)


  Kentucky                         0-9630                61-0955936
(State or other                  (Commission         (IRS Employer
jurisdiction of                   File Number)       Identification

 incorporation)                                            No.)



416 West Jefferson Street, Louisville, Kentucky        40202-3294
(Address of principal executive offices)                (Zip code)



Registrant's telephone number,
             including area code            (502)566-2000



_________________________________________________________________
          (Former name or former address, if changed since
                          last report.)

PRESS RELEASE                                     February 11, 1994


             IMMEDIATE

             Carl E. Weigel           Theodore R. Frith
             Treasurer                Executive Vice President
             (502) 566-2510           (502) 566-2083

     LOUISVILLE, Ky. -- Due to BANC ONE's recent 10 percent stock dividend declaration, the following table sets forth the adjustments in the exchange ratio of BANC ONE shares for Liberty
National Bancorp shares and the adjusted pro forma for cash dividends per Liberty share.

     On January 25, 1994, BANC ONE's Board of Directors announced a 10 percent stock dividend payable on March 4, 1994, to BANC ONE shareholders of record as of February 16, 1994. A cash dividend of 31 cents per BANC ONE share will be paid March 31, 1994, to BANC ONE shareholders of record on March 15, 1994. This cash dividend, which will be paid on the new shares as a result of the stock dividend, represents an effective increase in BANC ONE's indicated cash dividend rate of 10 percent.

     Over the last 10 years BANC ONE's cash dividend has been increased on 15 occasions and has grown at an annual compound rate in excess of 14 percent. Since the first quarter of 1993, dividends have been increased by 21.8 percent.

     Liberty is a regional bank holding company headquartered in Louisville, Kentucky. In November 1993, Liberty announced its plan to join BANC ONE CORPORATION, a regional bank holding company based in Columbus, Ohio. Pending shareholder and regulatory approval, the merger is expected to be completed in mid-1994.

      Liberty conducts a wide range of commercial and personal banking activities through its 103 banking offices located throughout Kentucky and southern Indiana. In addition, Liberty provides leasing, credit life insurance, brokerage services and retail loan services through various non-banking subsidiaries.
                                   # # #

                              EXCHANGE RATIO ANALYSIS

                           BANC ONE Stock Price:  Prior to February 10, 1994
                   ____________________________________________________________

Pre BANC ONE 10%    $38.00   $40.00   $41.57   $42.00   $44.00  $46.00   $48.00
Stock Dividend
________________________________________________________________________________

Exchange Ratio:     0.8421   0.8421   0.8421   0.8333   0.7954  0.7954   0.7954

Deal Price at
Closing:            $32.00   $33.68   $35.00   $35.00   $35.00  $36.59   $38.18

*Adjusted Pro
Forma Dividends
per Liberty Share   $ 1.04   $ 1.04   $ 1.04   $ 1.03   $ 0.99  $0.99   $ 0.99

                         BANC ONE Stock Price:  Effective February 10, 1994
                   ____________________________________________________________


Post BANC ONE 10%   $34.55   $36.36   $37.79   $38.18   $40.00  $41.82   $43.64
Stock Dividend
________________________________________________________________________________
Exchange Ratio:     0.9262   0.9262   0.9262   0.9167   0.8750  0.8750   0.8750

Deal Price at
Closing:            $32.00   $33.68   $35.00   $35.00   $35.00  $36.59   $38.19

*Adjusted Pro
Forma Dividends
per Liberty Share   $ 1.15   $ 1.15   $ 1.15   $ 1.14   $ 1.09   $1.09   $ 1.09

Additionally, if BANC ONE's stock is below $38 per share ($34.55 effective
February 10, 1994) and at least $35 per share ($31.82 effective February 10, 1994)
BANC ONE has the right to increase the exchange rate to equate to $32 per Liberty share value.

*Adjusted pro forma dividend is based on BANC ONE's current quarterly dividend of $0.31 or $1.24 annualized.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  February 11, 1994           By  /s/ Kathryn Ross Arterberry
                                      Kathryn Ross Arterberry
                                      General Counsel and Assistant
                                       Secretary